( BW)(KY-POMEROY-IT-SOLUT)(PMRY) Pomeroy IT Solutions Announces One Time Dividend and Favorable Preliminary Second Quarter Revenues and Earnings

    Business Editors

     HEBRON, Ky.--(BUSINESS WIRE)--July 18, 2003--Pomeroy IT Solutions, Inc. (NASDAQ:PMRY), today announced that it will pay a one time dividend of approximately $10 million or $.80 per share to shareholders of record as of July 28, 2003. The dividend will be paid on August 7, 2003.
     "This dividend, coupled with the stock buy back program, under which we have purchased over 280,000 shares in 2003, is to reward our loyal investors who have maintained their position with us through tough economic times. The timing is proper to pay this dividend due to our strong liquidity position resulting largely from the recent sale of our leasing company. Following the dividend transaction, our cash reserves will be adequate (estimated to be $45 million) to support growth and will enable us to continue to pursue our acquisition strategy aggressively," said Stephen E. Pomeroy, President.
     The company also announced that revenues and earnings for the second quarter are expected to exceed estimates. Revenues for the second quarter are expected to be approximately $147 million versus estimates of approximately $130 million or flat to the first quarter's revenues. Earnings per share for the second quarter are expected to be in the range of $.15 to $.17 versus estimates of $.12 or flat to the first quarter's earnings per share.
     "We are pleased with the improvement in revenues and earnings. Our efforts to win market share are paying off. We will provide more information on the quarter during the second quarter earnings conference call which is scheduled for Wednesday, August 13 at 4:15 p.m.," said Stephen E. Pomeroy, President.
     As a solution provider, Pomeroy offers three categories of service: enterprise consulting, enterprise infrastructure solutions and client management services. The Pomeroy Companies have clientele across a broad spectrum of industries, governments and educational organizations. The Pomeroy Companies employ approximately 1,500 individuals, more than half of whom are technical personnel, and maintain 27 regional facilities in Alabama, Florida, Georgia, Indiana, Iowa, Kentucky, Minnesota, Missouri, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and West Virginia. For the year ended January 5, 2003, the Pomeroy Companies reported revenues of $703 million.
     Certain statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. These statements are based on information available to the Company as of the date hereof and the Company disclaims any intention or obligation to update any such forward-looking statements. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the Company's ability to identify suitable acquisition candidates and successfully integrate acquired companies, the estimated needs of customers as conveyed to the Company, market


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conditions including the overall demand for IT products and services, the terms of applicable agreements and certification programs and the assumptions regarding the Company's performance thereunder, the Company's ability to attract and retain technical personnel and to identify and develop expertise in future-demanded services, the nature and volume of products and services anticipated to be delivered and the Company's ability to obtain sufficient volumes of products and provide services.

    --30--SLB/cl*

    CONTACT:  Pomeroy IT Solutions, Inc.
              Investor Relations:
              Michael E. Rohrkemper, 859-586-0600, ext. 1416
              Email:  investor@pomeroy.com
              Company Website:  www.pomeroy.com

    KEYWORD:  KENTUCKY
    INDUSTRY KEYWORD:  HARDWARE COMPUTERS/ELECTRONICS DIVIDEND EARNINGS
    SOURCE:  Pomeroy IT Solutions, Inc.

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